This report is signed on behalf of the registrant (or depositor or trustee).



                    City of Los Angeles State of California

Date:




Name of Registrant, Depositor, or Trustee: Separate Account VA-2LNY of First Transamerica Life Insurance Company






By:               James W. Dederer
                  Executive Vice President,
                  General Counsel and Corporate Secretary

Witness:          Susan Vivino
                  Paralegal